Exhibit 99.1

Flexsteel Appoints Karel K. Czanderna President and CEO

DUBUQUE, Iowa (July 2, 2012) – Flexsteel Industries, Inc. (NASDAQ: FLXS) today announced that Karel K. Czanderna has been named the company’s president and chief executive officer. Czanderna, an established leader in the durable goods space, is a veteran of Owens Corning and Whirlpool Corporation and succeeds Ronald J. Klosterman in the role.

Czanderna’s appointment became effective July 1, 2012. Klosterman, who has been with Flexsteel for nearly 40 years, will maintain his board seat.

“For more than a century, Flexsteel’s employees, investors and customers have benefited from exceptional executive leadership,” said Flexsteel Chairman Lynn J. Davis. “That proud tradition will continue with Karel serving as our seventh corporate president. Having earned critical operational expertise through years of building world-class brands, Karel is uniquely equipped to enhance growth opportunities in our various business lines while maintaining the culture that has served as the company’s foundation since its inception.”

“It is an honor to join an organization that since 1893 has built a reputation for unwavering commitment to product and service excellence,” said Czanderna. “I look forward to preserving that storied heritage as we continue to expand on Flexsteel’s many industry-leading innovations to create additional value for our customers and investors.”

Czanderna, who holds a PhD in Materials Science and Engineering from Cornell University and completed an executive education program at Harvard Business School, served most recently as Group President of Building Materials for Owens Corning. In that role, she was responsible for a $3.3 billion global business that comprised two-thirds of the Fortune 500 company’s revenue. She led 7,500 employees located in more than 65 global plants as well as an integrated supply chain organization and sales and marketing staff. Among her many achievements at Owens Corning, Czanderna is credited with doubling the profitability of the Building Materials business during an economic downturn.

Prior to Owens Corning, Czanderna held multiple executive positions at Whirlpool Corporation, including as Vice President and General Manager of global KitchenAid and Jenn-Air appliance businesses. In that role, she held responsibility for a $1.8 billion business.

Czanderna, who earned her BS at Clarkson University and a Master’s from Cornell, was recruited by Eastman Kodak upon completion of her studies. She served the company in multiple capacities, ultimately being promoted to senior leadership positions overseeing $500 million in business activity and more than 5,500 employees.

“Senior officers and the board of directors are confident that Karel will value Flexsteel’s heritage and be an exceptional leader,” said James R. Richardson, Flexsteel director and senior vice president of sales and marketing.

Members of the Flexsteel board retained CTPartners Executive Search, Inc. to assist in identifying and evaluating potential candidates.

Flexsteel Industries, Inc. is headquartered in Dubuque, Iowa, and was incorporated in 1929. Flexsteel is a designer, manufacturer, importer and marketer of quality upholstered and wood furniture for residential, recreational vehicle, office, hospitality and healthcare markets. All products are distributed nationally.